Exhibit 99.1
PIPER SANDLER & CO.
Consent of Piper Sandler & Co.
Piper Sandler & Co. (formerly known as Piper Jaffray & Co.) hereby consents to the inclusion of our opinion letter, dated October 22, 2019, to the board of directors of Reliant Bancorp, Inc. (“Reliant”) as Appendix C to the joint proxy statement/prospectus that is part of the Pre-effective Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) of Reliant, as filed with the Securities and Exchange Commission, and to references of our firm and such opinion in such joint proxy statement/prospectus under the headings “Summary–Opinion of Financial Advisor to Reliant,” “Risk Factors–Risks Related to the FABK Mergers and FABK Bank Merger,” “The FABK Merger–Background of the FABK Merger,” “The FABK Merger–Reliant’s Reasons for the FABK Merger; Recommendation of the Reliant Board of Directors,” and “The FABK Merger–Opinion of Reliant’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Regards,

/s/ Piper Sandler & Co.

PIPER SANDLER & Co.
Nashville, Tennessee
January 21, 2020